Exhibit (10)(18)

                           JOINT MARKETING AGREEMENT

      AGREEMENT dated as of April 9, 1997 by and between E-BEAM Services, Inc., a New Jersey corporation ("EBS"), having its offices at 146 DuPont Street, Plainview, New York 11803, and Medical Sterilization Inc., a New York corporation ("MSI"), having its offices at 225 Underhill Boulevard, Syosset, New York 11791.

                                   WITNESSETH

      WHEREAS, MSI is engaged in the business of conducting contract electron beam processing ("Contract Processing"), utilizing a 4.5 MeV accelerator ("Accelerator") for such purposes;

      WHEREAS, MSI and Shamrock Technologies, Inc., a New York corporation ("Shamrock") are parties to a Toll Processing Agreement (the "TPA") and an agreement for the sale of the Accelerator to Shamrock (the "Sale Agreement").

      WHEREAS, MSI desires to arrange for the orderly transition to EBS of MSI's Contract Processing services for all of its Contract Processing customers except Shamrock (the "CP Customers"), as listed on Schedule A attached hereto, upon expiration of the TPA, and EBS desires to assist MSI in such transition and to provide Contract Processing services for the CP Customers from and after expiration of the TPA; and

      WHEREAS, MSI and EBS desire to institute certain procedures in order to facilitate the orderly transfer of the CP Customers to EBS;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, EBS and MSI hereby agree as follows:

      1. Responsibilities of MSI Prior to the Transfer of CP Customers to EBS. MSI shall continue its current Contract Processing activities and responsibilities toward CP Customers, including, but not limited to, operations, quality control and maintenance in a manner consistent with its past practices, at its sole cost and expense and for its own account, for the period (the "Transition Period") commencing upon the execution of this Agreement (the "Closing Date") and terminating, in the case of each CP Customer, upon the successful transfer of such CP Customer to EBS (the "Transfer Date"). On the Closing Date MSI shall provide EBS with a list of all CP Customers, attached as Schedule A hereto, setting forth the name, address, contact persons, product description, historical volumes and pricing on a monthly basis during the 39 months ended March 31, 1997 for each CP Customer, and a list of the names, addresses and contact persons of all CP Customer prospects, attached as Schedule B hereto. From time to time during the Transition Period as reasonably requested by EBS, MSI shall also: (i) make available to EBS the services of Mike Fogarty and Diana Motorella and such other MSI personnel as MSI and EBS shall agree upon for purposes of familiarizing EBS with MSI's marketing, sales and account management procedures for current and prospective CP Customers; (ii) introduce EBS sales representatives to CP Customers; (iii) provide information on CP Customers' companies, products, sales histories and key employees to EBS; and
(iv) provide EBS with copies of dose maps and processing procedures, including detailed explanations of such maps and procedures. During the Transition Period MSI shall also (a) provide EBS' representatives with suitable office facilities and telephone (with voicemail) reasonably satisfactory to them at the MSI facility in Syosset, New York (the "Syosset Facility"); (b) assist EBS in setting up a site on the World Wide Web and an electronic mail address for EBS;
(c) provide EBS with ready access to Device Master

Records and processing agreements; (d) jointly develop with EBS forward plans for effective transfer of its Contract Processing operations to EBS; and (e) take all other actions necessary to provide an effective transition of CP Customers to EBS.

      2. Responsibilities of EBS During the Transition Period. During the Transition Period EBS shall be responsible for marketing, sales and account management for current and prospective CP Customers.

      3. Commissions Payable to MSI. (a) EBS shall pay to MSI commissions (the "Commissions") equal to the lesser of (i) $350,000 or (ii) (except as otherwise provided in subparagraphs (b) and (c) below) 15% of EBS's revenues from routine Contract Processing for transferred CP Customers on EBS's 4.5 MeV accelerator (the "Processing Revenues") during the period from the Transfer Date to December 31, 2000 (the "Payment Period"). The Commissions shall be paid as follows: (i) upon the execution of this Agreement, EBS shall make an advance payment to MSI of $150,000 (the "Advance Payment"); (ii) the first $300,000 in Commissions shall be paid 50% to MSI and 50% to EBS (to cover the Advance Payment); and
(iii) the remaining $50,000 of Commissions shall be paid to MSI. All Commissions payable to MSI will be paid ten (10) business days after the end of the calendar month in which EBS invoices a CP Customer for Contract Processing services performed for it by EBS.

            (b) Notwithstanding anything contained in subparagraph 3(a) above, no Commission shall be earned by MSI or paid by EBS during the Payment Period in respect of Processing Revenues received by EBS during the Payment Period from any CP Customer from which EBS received Processing Revenues in 1996 in an amount greater than the Processing Revenues received in 1996 by MSI from such CP Customer for the Contract Processing of the same group of customer products. If however, MSI's Processing Revenues in 1996 from such CP Customer for such products were between 51% and 90% of the total Processing Revenues received in 1996 by both MSI and EBS from such CP Customer for such products, then EBS shall pay MSI a Commission in respect of Processing Revenues during the Payment Period from such CP Customer at the rate of 50% of the Commission otherwise payable and if MSI's Processing Revenues in 1996 from such CP Customer for such products were more than 90% of the total Processing Revenues received in 1996 by both MSI and EBS from such CP Customer for such products, then EBS shall pay MSI a Commission in respect of Processing Revenues during the Payment Period from such CP Customer at the full rate.

            (c) Notwithstanding the provisions of subparagraphs 3(a) and (b) above, Commissions shall be payable at the rate of 7 1/2% of MSI's Processing Revenues during the Payment Period from Rieke Corporation and at the rate of 10% of MSI's Processing Revenues during the Payment Period from Vivus Corporation.

      4. Fees Payable to EBS. During the period commencing upon the Closing Date and terminating upon the expiration of the TPA, MSI shall pay to EBS a fee of 10% of MSI's revenues from Contract Processing services in excess of $50,000 per calendar month or pro rata for a period of less than a calendar month (excluding any Contract Processing revenues invoiced by MSI to Shamrock), payable ten (10) business days after the end of the calendar month in which MSI invoices such Contract Processing services.

      5. Toll Processing Agreement. (a) MSI shall net extend the TPA beyond its expiration date. For the purposes of this Agreement, the expiration date of the TPA will be either (i) September 30, 1997, (ii) October 31, 1997, (iii) November 30, 1997 or (iv) December 31,

1997, such date to be chosen by Shamrock by giving ninety (90) days prior written notice thereof to MSI. Upon receipt of any such notice from Shamrock, MSI shall immediately notify EBS of Shamrock's choice of expiration date and finish EBS with a copy of such notice. MSI shall enter into no agreements, reach no understandings and make no commitments of any kind, direct or indirect, for electron beam processing beyond the expiration date of the TPA to any individual or entity (a "Person") without the prior written consent of EBS.

            (b) MSI hereby agrees to provide EBS up to 24 beam hours per month of electron beam processing time for non-PTFE processing while the TPA is still in effect; provided, however, that for the three-month period prior to the expiration of the TPA, MSI agrees to provide EBS up to 48 beam hours per month of electron beam processing time for non-PTFE processing and during such period EBS agrees to buy a minimum of 24 such beam hours. The price to EBS shall be $450 per beam hour used.

      6. Transition Processing Phase. (a) Commencing on the day following the expiration of the TPA and ending on the last day of the third calendar month thereafter (the "Transition Processing Phase"), MSI shall use beam time at its Syosset Facility exclusively for Contract Processing for CP Customers awaiting transition to EBS or for Contract Processing of EBS's own customers, at EBS's sole discretion. EBS shall bill and collect the actual revenues from all such customers, and EBS will pay MSI on the tenth business day of each month an amount equal to the product of $450 times the number of beam hours used during the prior month for Contract Processing by such customers. MSI will be paid by EBS for such Contract Processing services, regardless of whether or not EBS has actually collected such revenues from customers. The Transition Processing Phase may be extended by up to four additional months, month-by-month, on thirty (30) days prior written notice from EBS to MSI, provided that the Transition Processing Phase will not extend beyond April 30, 1998 (the "Final Transfer Date"). During each of the first two months of the Transition Processing Phase, MSI shall make available to EBS up to 400 beam hours per month and EBS shall be required to buy a minimum of 250 beam hours per month, during the third month (and any additional months) of the Transition Processing Phase, MSI shall make available to EBS 200 beam hours per month and EBS shall be required to buy a minimum of 100 beam hours per month. EBS will use its best efforts to provide MSI with forecasts and advance notification of its anticipated usage in order to assist MSI in planning personnel scheduling.

            (b) Simultaneously herewith, MSI will enter into the confidentiality agreement attached hereto as Schedule C with regard to all Contract Processing performed at the Syosset Facility for or at the request of EBS or any CP Customer.

            (c) The parties acknowledge that the Transition Processing Phase may be limited in 1998 by Nassau County air emissions permit considerations. MSI shall use its best efforts to overcome, or minimize any such limitations to the extent economically reasonable, and EBS will pay 50% of the reasonable out-of-pocket expenses incurred by MSI and approved before their expenditure by EBS, to overcome or minimize such limitations.

                        7. Payment for Unused Beam Time. If EBS does not buy the minimum beam hours specified in paragraphs 5 and 6 above, EBS shall pay MSI $250 for each such unused beam hour.

                        8. Services Included with Beam Time. MSI shall supply EBS with all services customarily supplied with the purchase of beam hours including but not limited to operations, manpower and supervision, quality control and quality assurance services, product handling and logistics including unloading, receiving, warehousing, handling, preparation for shipment and loading onto trucks for shipment.

      9. Sale of Accelerator. MSI shall not consummate the sale of the Accelerator to Shamrock or any other Person before the completion of the Transition Processing Phase. In the event that Shamrock does not consummate the purchase of the Accelerator on or before the Final Transfer Date, or if, on or before the Final Transfer Date, Shamrock advises MSI that it is unwilling or unable to consummate the purchase of the Accelerator, or if Shamrock and MSI agree to terminate the Sale Agreement, then MSI shall give EBS prompt notice thereof and an irrevocable option for thirty (30) days from the date of receipt by EBS of such notice to enter into a binding agreement to buy the Accelerator in accordance with the terms contained in the Letter of Intent between MSI and EBS dated January 20, 1997, a copy of which is attached hereto as Schedule D.

      10. Services of Mike Fogarty. MSI shall cause and allow Mike Fogarty to commit up to 40% of his normal working hours to EBS during the three (3) months following the Closing Date (including making at least three (3) day-long trips per month at EBS's discretion), primarily for purposes of meeting CP Customers. MSI shall also cause and allow Mike Fogarty to commit up to 30% of his normal working hours to EBS during the remaining term of the TPA and during the Transition Processing Phase. In addition, EBS shall have the option to utilizing up to 40% of Mike Fogarty's normal working hours following the Final Transfer Date for a $600 per-diem reimbursement which EBS shall pay to MSI. MSI shall cooperate with EBS' reasonable requests in determining the allocation of Mike Fogarty's time to satisfy the provisions of this paragraph 10.

      11. Software. MSI shall provide its contract processing operations software (the "Software") to EBS without charge on an exclusive basis. In the event that EBS determines to utilize any or all of the Software for its ongoing operations, it shall notify MSI thereof no later than November 30, 1997, whereupon MSI shall as promptly as practicable thereafter facilitate the installation of the Software at the EBS facility in Cranbury, New Jersey and shall provide without charge to EBS such training and documentation as EBS may request in order to enable EBS to effectively utilize the Software. At the request from time to time of EBS, MSI shall promptly maintain the Software after its installation and/or customize the Software. MSI shall provide such maintenance or customization through Steve Nyman or such other qualified person as may be acceptable to EBS, and EBS shall pay $90 per hour for such services. Such services will be provided at, or by telephone from, the Syosset Facility unless other arrangements are necessary or mutually agreed upon.

      12. Non-Competition. For a period of five (5) years following the first day of the Transition Processing Phase, MSI will not offer Contract Processing services nor allow any Person to utilize the Accelerator while it is situated at the Syosset Facility, except as otherwise provided in paragraph 6.

      13. Joint Press Release. MSI and EBS shall issue a joint press release within fourteen (14) days after the execution of this Agreement. The contents of the press release shall be mutually agreed upon by MSI and EBS.

      14. Representation and Warranties of MSI. MSI represents and warrants to EBS as follows:

            (a) Organization. MSI is a corporation duly organized, validly existing and in good standing under the laws of New York. MSI has all requisite corporate power and authority to conduct its Contract Processing operations as they are now being conducted.

            (b) Authorization; Validity of Agreement. MSI has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MSI of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MSI, and no other corporate proceedings on the part of MSI are necessary to authorize the execution, delivery and performance of this Agreement by MSI and its consummation of the transactions contemplated hereby. This Agreement has been duly executed, authorized and delivered by MSI and, assuming due authorization, execution and delivery of this Agreement by EBS, is a valid and binding obligation of MSI, enforceable against MSI in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

            (c) No Violations; Consents and Approvals.

                  (i) The execution, delivery and performance of this Agreement by MSI does not, and the consummation by MSI of the transactions contemplated hereby will not, (x) violate any provision of the certificate of incorporation or By-laws of MSI, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement, including but not limited to the TPA and the Sale Agreement, or other instrument or document (collectively, a "Contract") to which MSI is a party or by which any of its properties or assets may be bound or otherwise subject or (z) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to MSI or any of its properties or assets.

                  (ii) No filing or registration with, notification to, or authorization, consent or approval of, any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by MSI or the consummation by MSI of the transactions contemplated hereby.

            (d) Litigation; Compliance with Law; Licenses and Permits.

                  (i) There is no action, suit or proceeding pending or, to the best knowledge of MSI, any investigation pending or any action, suit or proceeding threatened, which in any way involves or affects the ability of MSI to consummate the transactions contemplated by this Agreement.

                  (ii) Except as otherwise indicated in subparagraph 6(c) above, MSI has every license, permit, certification, qualification or franchise issued by any Governmental Entity (each, a "License") and every approval, authorization, waiver, variance, exemption, consent or ratification by or on behalf of any Person that is not a party to this Agreement (each, a "Permit") required for it to conduct its Contract Processing business as presently conducted. All such

Licenses and Permits are in full force and effect and MSI has not received notice of any pending cancellation or suspension of any thereof nor, to the best knowledge of MSI, is any cancellation or suspension thereof threatened. The applicability and validity of each such License or Permit will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

            (e) Material Contracts.

                  (i) Schedule E attached hereto sets forth a true, complete and correct list of every Contract to which MSI and a CP Customer are parties or which affect any CP Customer or the ability of MSI to perform any of its obligations hereunder (collectively, the "Material Contracts"). MSI has heretofore provided true, complete and correct copies of all Material Contracts to EBS.

                  (ii) Except as set forth in Schedule E, (i) there is not, and to the best knowledge of MSI there has not been, claimed or alleged by any Person with respect to any Material Contract, any existing default, or event that with notice or lapse of time or both would constitute a default or event of default, on the part of MSI or, to the best knowledge of MSI, on the part of any other party thereto and (ii) no consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Material Contracts, other than such consents, approvals, authorizations and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given. Copies of all such consents, approvals, authorizations, waivers and notices have been delivered to EBS.

            (f) No Brokers. MSI has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

            (g) CP Customers. There has not been any adverse change in the business relationship of MSI with any CP Customer, and MSI is not aware of any threatened loss of business from any CP Customer, except for payment disputes from time to time, including recently, with Hermitage Hospital Supply, Inc.

            (h) No Misstatements or Omissions. No representation or warranty by MSI contained in this Agreement and no statement contained in any certificate, list, Schedule or other instrument specified or referred to in this Agreement, whether heretofore furnished to EBS or hereafter furnished to EBS pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the statements contained therein, in light of the circumstances under which it was made, not misleading.

      15. Representations and Warranties of EBS. EBS represents and warrants to MSI as follows:

            (a) Organization. EBS is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. EBS is duly qualified to do business as a foreign corporation in New York.

            (b) Authorization Validity of Agreement. EBS has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by EBS of this Agreement and its consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of EBS, and no other corporate proceedings on the part of EBS are necessary to authorize the execution, delivery and performance of this Agreement by EBS and its consummation of the transactions contemplated hereby. This Agreement has been duly executed, authorized and delivered by EBS and, assuming due authorization, execution and delivery of this Agreement by MSI, is a valid and binding obligation of EBS, enforceable against EBS in accordance with its terms, except as such enforceability may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally.

            (c) No Violations; Consents and Approvals.

                  (i) The execution, delivery and performance of this Agreement by EBS does not, and the consummation by EBS of the transactions contemplated hereby will not, (x) violate any provision of the certificate of incorporation or By-laws of EBS, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding, covenant, agreement or other instrument or document to which EBS is a party or by which any of its properties or assets may be bound or otherwise subject or (z) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to EBS or any of its properties or assets.

                  (ii) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by EBS or the consummation by EBS of the transactions contemplated hereby.

            (d) Litigation. There is no action, suit or proceeding pending or, to the best knowledge of EBS, any investigation pending or any action, suit or proceeding threatened, which in any way involves or affects the ability of EBS to consummate the transactions contemplated by this Agreement.

            (e) No Brokers. EBS has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' fees or other similar fees in connection with the transactions contemplated by this Agreement.

      16. Covenants.

            (a) Conduct of the Business by MSI. During the period from the Closing Date to the Final Transfer Date, unless EBS shall otherwise agree in writing, MSI shall conduct its Contract Processing business in the ordinary course, consistent with past practice, and in such a manner that would not result in a breach of this Agreement or any of its representations or covenants contained herein.

            (b) Access to Information. Between the Closing Date and the Final Transfer Date, MSI shall (x) provide to EBS and its representatives access to all offices and other facilities of MSI, and to all books and records of MSI,
(y) permit EBS and its representatives to make such inspections and to make copies of such books and records as it may reasonably require and (z) cause its officers to furnish EBS with such financial and operating data and other information as

EBS may from time to time reasonably request; provided, however, that such access shall be limited to the Contract Processing operations and the CP Customers.

            (c) Consents. MSI shall use its best efforts, in as timely a manner as is reasonably practicable, to make all filings with, and to obtain all Licenses and Permits from, all Governmental Entities and other Persons necessary or required to be obtained in order to consummate the transactions contemplated by this Agreement (collectively, the "Consents"). MSI shall provide EBS with copies of (i) all filings made with any Governmental Entity or other Person and any other information supplied to any of them in connection with this Agreement and the transactions contemplated hereby and (ii) all Consents.

            (d) Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      17. Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Final Transfer Date by mutual written consent of EBS and MSI.

      18. Miscellaneous.

            (a) Fees and Expenses. Except as otherwise contemplated by, or expressly provided for in, this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (b) Amendments. This Agreement can be amended, supplemented or modified and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom the same is sought to be enforced.

            (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

            if to MSI, to:    225 Underhill Boulevard
                              Syosset, New York 11791
                              Telephone: 516-496-8822
                              Facsimile: 516-496-8328
                              Attention: D. Michael Deignan

            with a copy to:   Harvey Cohen, Esq.
                              Murtagh, Cohen & Byrne
                              1100 Franklin Avenue
                              Garden City, New York 11530
                              Telephone: 516-747-1000
                              Facsimile: 516-747-1355

            if to EBS, to:    146 DuPont Street
                              Plainview, New York 11803
                              Telephone: 516-349-1940
                              Facsimile: 516-349-1945
                              Attention: Paul R. Minbiole

            with a copy to:   Michael J. Shef, Esq.
                              Parker Chapin Flattau & Klimpl, LLP
                              1211 Avenue of the Americas
                              New York, New York 10036
                              Telephone: 212-704-6140
                              Facsimile: 212-704-6288

      19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

      21. Entire Agreement. This Agreement (together with the Schedules hereto) and the agreements and documents delivered pursuant to this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and collectively supercede all other prior or contemporaneous negotiations, commitments, agreements and understandings (whether written or oral), between the parties with respect to the subject matter hereof.

      22. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      23. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

      24. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed entirely in that state.

                                        E-BEAM SERVICES, INC.


                                        By: /s/ Paul R. Minbiole
                                            ----------------------------
                                              Name:  Paul R. Minbiole
                                              Title: President

                                        MEDICAL STERILIZATION, INC.


                                        By: /s/ D. Michael Deignan
                                            ----------------------------
                                              Name:  D. Michael Deignan
                                              Title: President